UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 2012

GROUPON, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-35335

Delaware	27-0903295
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 West Chicago Avenue, Suite 620, Chicago Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 676-5773

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2012, the Compensation Committee of the Board of Directors of Groupon, Inc. (“Groupon”) approved certain changes to the compensation arrangements of Jason E. Child, Chief Financial Officer, and Brian K. Totty, Senior Vice President- Engineering and Operations.

Jason E. Child.  Mr. Child’s base salary was increased from $350,000 to $380,000 per year.  This increase will be effective on April 1, 2012.  In addition, Mr. Child’s annual cash performance bonus, which is currently a guarantee of $350,000, payable in two separate installments during the year, will change to a target of 125% of base pay, payable once a year, generally in March at the time that awards for senior executives are proposed and paid.  The Compensation Committee intends to develop a plan that sets forth the performance and other criteria for determining the percentage of the target bonus to be paid. Mr. Child’s annual bonus guarantee of $350,000 will remain in place for 2012, and he will receive half of the guaranteed bonus in June 2012. The remainder of the guarantee plus any additional bonus earned under the plan will be paid in the first quarter of 2013.

Brian K. Totty. Mr. Totty’s base salary was increased from $250,000 to $350,000 per year. This increase will be effective on April 1, 2012.  In addition, Mr. Totty will be eligible for a cash performance bonus with a target of 100% of base pay, payable once a year, generally in March at the time that awards for senior executives are proposed and paid.  The Compensation Committee intends to develop a plan that sets forth the performance and other criteria for determining the percentage of the target bonus to be paid.  The Compensation Committee also approved a restricted stock unit (RSU) award to Mr. Totty of 320,000 shares that will vest over sixteen quarters starting on March 14, 2014, pursuant to the terms and conditions contained in the standard form of Notice of Grant and Grant Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.

Dated: March 19, 2012	By:	/s/ Jason E. Child
	Name:	Jason E. Child
	Title:	Chief Financial Officer